Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-11 of Chatham Lodging Trust of our report dated November 30, 2009 relating to the combined financial statements of RLJ Billerica Hotel, LLC, RLJ Brentwood Hotel, LLC, RLJ Bloomington Hotel, LLC, RLJ Dallas Hotel Limited Partnership, RLJ Farmington Hotel, LLC, and RLJ Maitland Hotel, LLC (collectively the “Initial Acquisition Hotels”), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
December 7, 2009